     As filed with the Securities and Exchange Commission on March 19, 1998

                                                       Registration No. 33-62753
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        ---------------------------------


                               APACHE CORPORATION
             (Exact name of registrant as specified in its charter)


             Delaware                            One Post Oak Central                          No. 41-0747868
   (State or other jurisdiction            2000 Post Oak Boulevard, Suite 100                 (I.R.S. Employer
        of incorporation or                   Houston, Texas  77056-4400                   Identification Number)
          organization)                              (713) 296-6000
                                           (Address, including zip code, and
                                       telephone number, including area code, of
                                            registrant's executive offices)

                               Z. S. KOBIASHVILI
                       Vice President and General Counsel
                              One Post Oak Central
                       2000 Post Oak Boulevard, Suite 100
                           Houston, Texas  77056-4400
                                 (713) 296-6000
                    (Name, address, including zip code, and
                telephone number, including area code, of agent
                                  for service)



================================================================================

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") is being filed by the registrant, Apache Corporation ("Apache"), for the purpose of removing from registration shares of Apache Common Stock, par value $1.25 per share ("Apache Common Stock"), and associated preferred stock purchase rights (the "Rights"). The Registration Statement was filed on September 19, 1995 and declared effective October 19, 1995.

On January 4, 1995, Apache issued $172,500,000 principal amount of 6% Convertible Subordinated Debentures due January 15, 2002 (the "Debentures") pursuant to that certain Fiscal Agency Agreement, dated as of January 4, 1995, (the "Fiscal Agency Agreement") between Apache and Chemical Bank (now The Chase Manhattan Bank). The Debentures were convertible into shares of Apache Common Stock at the conversion price of $30.68 per share or approximately 32.595 shares of Apache Common Stock for each $1,000 principal amount of the Debentures. Of the total, $88,000,000 principal amount of the Debentures (the "Restricted Debentures") was issued in the United States in reliance upon the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "1933 Act"), and $84,500,000 principal amount of the Debentures was issued outside of the United States in reliance upon the exemption from registration pursuant to Regulation S under the 1933 Act.

Pursuant to the terms of the Subscription Agreement, dated December 6, 1994 and related to the Debentures, Apache registered 2,686,318 shares of Apache Common Stock and Rights issuable upon conversion of the Restricted Debentures. Under the terms of the Fiscal Agency Agreement, Apache was required to maintain the effectiveness of the Registration Statement for a period of three years from January 4, 1995.

Effective April 29, 1997, Rule 144(k) under the 1933 Act was amended to shorten the required holding period for restricted stock from three years to two years. The holding period for the shares of Apache Common Stock issuable upon conversion of the Restricted Debentures included the holding period for the Debentures which began on January 4, 1995, the date of issuance of the Debentures. Therefore, after April 29, 1997, the shares of Apache Common Stock issuable upon conversion of the Restricted Debentures could be freely resold pursuant to Rule 144(k) (unless held by an "affiliate" of Apache as defined in Rule 144), and after January 4, 1998, Apache was no longer required to maintain the effectiveness of the Registration Statement pursuant to the terms of the Fiscal Agency Agreement.

On December 16, 1997, all $172,500,000 principal amount of the Debentures was called for redemption, of which none had been converted to shares of Apache Common Stock prior to such call for redemption. Any Debentures that remained outstanding (not converted) on January 15, 1998 were redeemed for 103 percent of the principal amount. As a result, $16,922,000 principal amount of the Debentures were redeemed ($17,429,660 including the three percent premium) and $155,578,000 principal amount of the Debentures were converted into a total of 5,070,914 shares of Apache Common Stock. All of such 5,070,914 shares were issued in reliance upon exemptions from registration under Section 3(a)(9) of the 1933 Act.

There were no shares of Apache Common Stock and Rights issued under the Registration Statement. Accordingly, 2,686,318 shares of Apache Common Stock and Rights are hereby removed from registration.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.


                                        APACHE CORPORATION



Date:  March 19, 1998                   By:   /s/ Z. S. Kobiashvili
                                              ---------------------------------
                                              Z. S. Kobiashvili,
                                              Vice President and General Counsel




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                          Title                                      Date
---------                                          -----                                      ----
/s/ Raymond Plank*                         Chairman and Chief Executive
----------------------------------           Officer (Principal Executive
Raymond Plank                                Officer)                                         March 19, 1998



/s/ Roger B. Plank                         Vice President and Chief Financial
----------------------------------           Officer (Principal Financial Officer)            March 19, 1998
Roger B. Plank


/s/ Thomas L. Mitchell                     Controller and Chief Accounting
----------------------------------           Officer (Principal Accounting Officer)           March 19, 1998
Thomas L. Mitchell



Signature                                                   Title                             Date
---------                                                   -----                             ----
/s/ Frederick M. Bohen*                                     Director
-------------------------------------------
Frederick M. Bohen                                                                            March 19, 1998

/s/ G. Steven Farris*                                       Director
-------------------------------------------
G. Steven Farris                                                                              March 19, 1998

/s/ Randolph M. Ferlic*                                     Director
-------------------------------------------
Randolph M. Ferlic                                                                            March 19, 1998

/s/ Eugene C. Fiedorek*                                     Director
-------------------------------------------
Eugene C. Fiedorek                                                                            March 19, 1998

/s/ W. Brooks Fields*                                       Director
-------------------------------------------
W. Brooks Fields                                                                              March 19, 1998

                                                            Director
-------------------------------------------
A. D. Frazier, Jr.

/s/ Stanley K. Hathaway*                                    Director
-------------------------------------------
Stanley K. Hathaway                                                                           March 19, 1998

/s/ John A. Kocur*                                          Director
-------------------------------------------
John A. Kocur                                                                                 March 19, 1998

                                                            Director
-------------------------------------------
George D. Lawrence, Jr.

                                                            Director
-------------------------------------------
Mary Ralph Lowe

                                                            Director
-------------------------------------------
F. H. Merelli

/s/ Joseph A. Rice*                                         Director
-------------------------------------------
Joseph A. Rice                                                                                March 19, 1998

*By /s/ Z. S. Kobiashvili
   ----------------------------------------
       Z. S. Kobiashvili, Attorney-in-Fact
